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EXHIBIT 9.3

IRREVOCABLE TRUST
AGREEMENT
by and among

DELPHI ASSET MANAGEMENT CORPORATION, Trustor

and

UNITED STATES TRUST COMPANY OF NEW YORK

and

US TRUST COMPANY OF DELAWARE, Co-Trustees

Effective as of January 23, 2001

TABLE OF CONTENTS

1.	Definitions		1
2.	Appointment of Trustee and Deposit of Trust Shares		2
	2.1	Appointment of Trustee	2
	2.2	Transfer of Trust Shares	2
	2.3	Trustee Owner of Trust Shares	2
	2.4	Costs and Expenses of the Trustee and Custodian	2
	2.5	Filing of Agreements	2
3.	[Reserved]		2
4.	Powers and Duties of the Trustee		2
	4.1	Limit on Trustee's Powers	2
	4.2	Execution by Trustee	3
	4.3	Voting	3
	4.4	Sales	3
	4.5	Tax Returns and Reports	3
	4.6	Administration	3
5.	Dividends and Distributions; Receipt of Other Property		4
	5.1	Dividends and Cash Distributions	4
	5.2	Stock	4
	5.3	Other Property	4
6.	The Trustee		4
	6.1	Qualifications of Trustee	4
	6.2	Expenses	4
	6.3	Compensation	5
	6.4	Resignation and Removal of Trustee; Appointment of Successor Trustee	5
	6.5	Acceptance of Appointment by Successor	5
	6.6	Merger, Conversion, Consolidation or Succession to Business	5
	6.7	Collection of Claims by Trust	6
	6.8	Interests of the Trustee	6
	6.9	Liability of the Trustee	6
	6.10	Appointment of Separate or Co-Trustee	7
7.	Grantor Trust		7
8.	Effective Date and Termination		7
	8.1	Effective Date	7
	8.2	Termination upon Distribution of Trust Shares	7
	8.3	Company's Right to Purchase Trust Shares	7
9.	Amendment		7
	9.1	Revocation	7
	9.2	Amendments	7
	9.3	Condition to Amendment of Agreement	8
10.	Accounting		8
11.	Miscellaneous		8
	11.1	Successors	8
	11.2	Notices	8
	11.3	Governing Law	9
	11.4	Counterparts	9
	11.5	Entire Agreement	9

i

IRREVOCABLE TRUST AGREEMENT

        This Irrevocable Trust Agreement is effective as of January 23, 2001, by and among Delphi Asset Management Corporation, a Nevada corporation, as Trustor, and United States Trust Company of New York, a New York Banking Corporation, and US Trust Company of Delaware, a Delaware limited purpose trust company, both authorized to conduct a trust business in Delaware. Capitalized terms used in this Agreement are defined in Section 1.

WITNESSETH:

        WHEREAS, this Trust Agreement is made and entered into to establish the Trust in order that, inter alia, the Company may divest itself of the right to vote the shares of Liberate that it presently owns by creation of an irrevocable trust pursuant to the terms of this Trust Agreement. It is intended that the Trust created in this Trust Agreement benefit the stockholders of Liberate other than the Company by means of the irrevocable transfer of the right to vote the shares of Liberate transferred to the Trust.

        1.    Definitions.    As used in this Trust Agreement, the following terms have the following meanings:

          "Affiliate" means a party that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with an enterprise.

          "Beneficiary" includes the Company and all other stockholders of Liberate.

          "Common Stock" means the common stock of Liberate Technologies.

          "Company" means Delphi Asset Management Corporation, a Nevada corporation.

          "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an enterprise through ownership, by contract, or otherwise.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Indemnified Party" means the Trustee and any affiliate, director, officer, employee, agent or advisor of the Trustee which the Company is required to indemnify under Section 6.9(b).

          "1940 Act" means the Investment Company Act of 1940, as amended.

          "Liberate" means Liberate Technologies, a Delaware corporation (formerly known as Network computer, Inc.).

          "Management" means Persons who are responsible for achieving the objectives of the enterprise and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the board of directors, the chief executive officer, chief operating officer, vice presidents in charge of principal business functions (such as sales, administration, or finance), and other Persons who perform similar policy-making functions. Persons without formal titles also may be members of management.

          "Person" means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity, organization, enterprise or government (including its departments or agencies).

          "Trust Effective Date" means the date on which the Trust becomes effective.

          "Trust" means the Trust established under this Trust Agreement to hold the Trust Shares.

          "Trust Agreement" means this irrevocable trust agreement.

          "Trust Shares" means 33,899,843 shares of Common Stock and as may be increased or decreased from time to time (such as, due to stock splits or stock dividends) and held by the Trust under this Trust Agreement and any shares of other common stock issued in exchange for Common Stock in connection with a merger, consolidation or recapitalization of Liberate and held in the Trust as contemplated in Section 5.3.

          "Trustee" refers to the trustee, or, if there be more than one, the co-trustees of the Trust. The initial Trustee will be United States Trust Company of New York and US Trust Company of Delaware as co-trustees.

        2.    Appointment of Trustee and Deposit of Trust Shares.

          2.1    Appointment of Trustee.    United States Trust Company of New York and US Trust Company of Delaware are hereby appointed as co-trustees of the Trust created by this Trust Agreement and agrees to serve as such.

          2.2    Transfer of Trust Shares.    On the Trust Effective Date:

      (i)
      the Trust shall be established under the terms of this Trust Agreement; and

      (ii)
      the Company shall transfer and deliver 33,899,843 shares of Common Stock to the Trustee, in trust, by transfer of stock certificates properly endorsed in favor of the Trust, or by book-entry.

          2.3    Trustee Owner of Trust Shares.    Except to the extent expressly provided in this Trust Agreement, the Trustee on behalf of the Trust shall be considered the sole owner or holder of the Trust Shares for all purposes, including, but not limited to, the payment of dividends on the Trust Shares and the giving of any vote, assent or consent as owner of the Trust Shares. Legal title to the Trust Shares and all other assets of the Trust shall be vested in the Trust. Certificates of Trust Shares shall be issued to the Trustee with a legend that states that the Trust Shares are subject to this Trust Agreement.

          2.4    Costs and Expenses of the Trustee and Custodian.    The Company shall pay, or reimburse directly the Trustee for all costs and expenses, including but not limited to legal fees, relating to the Trust, including, but not limited to, the fees and expenses of the Trustee as provided in Section 6.

          2.5    Filing of Agreements.    The Trustee shall file copies of this Trust Agreement in the registered office of the Company in Delaware and with appropriate governmental entities to the extent required under applicable law and as directed by the Company. It is intended by the Company that such filings constitute notice to the stockholders of Liberate of this Trust Agreement and the transfer made in connection therewith and that the stockholders of Liberate be entitled to rely upon the provisions of this Trust Agreement including, but not limited to, Section 9.1 hereof.

        3.    [Reserved]

        4.    Powers and Duties of the Trustee.

          4.1    Limits on Trustee's Powers.    The Trustee shall have only the powers set forth in this Trust Agreement. The Trustee shall not be bound to give any notice or do or take any action by virtue of the powers conferred on Trustee herein unless specifically required under this Trust Agreement. It is expressly understood and agreed by the parties hereto that under no circumstances shall the Trustee be personally liable for the payment of any expenses of this Trust Agreement except as set forth in Section 6.9, or be liable for the breach or failure of any obligation undertaken by the Trustee under this Trust Agreement, except as set forth in Section 6.9.

          4.2    Execution by Trustee.    All documents executed by the Trustee in its capacity as Trustee shall be executed as follows:

[name of Trustee] not in its individual capacity, but solely as [co-] Trustee
By:

          4.3    Voting.    (a) Subject to the provisions of this Section 4.3, Trustee shall have the exclusive and absolute right to vote, assent or consent with respect to the Trust Shares at all times during the term of the Trust, including, but not limited to, the right, to vote at any election of directors and in favor of or in opposition to any resolution for any dissolution, liquidation, merger or consolidation of Liberate, any sale of all or substantially all of Liberate's assets, any issuance or authorization of securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of stockholders of Liberate.

          (b)  [Reserved]

          (c)  All Trust Shares shall be voted in the same proportion as the shares of Liberate (other than the Trust Shares) are voted by the owners thereof, determined as of 5 p.m. (California time) on the last business day immediately prior to the date of a Liberate stockholders meeting, or if such votes shall not be available at such time then at the earliest time thereafter as the results of such voting shall be received by the Trustee from Liberate or its transfer agent, including for purposes of determining a quorum, in favor of, in opposition to or abstain from the matter. If such calculation of votes would require a fractional vote, Trustee shall vote the next lower number of whole shares.

          (d)  The Trustee may vote, assent or consent with respect to all Trust Shares in person or by such person or persons as it may from time to time select as its proxy, provided that the Trust Shares must be voted at all times in conformity with the provisions of this Section 4.3.

          4.4    Sales.    The Trustee shall have no authority to sell or otherwise dispose of, or to pledge, encumber or hypothecate, any of the Trust Shares, except upon the written direction of the Company, which may specify the terms and manner of sale. The proceeds of any such sale directed by the Company shall be distributed forthwith to the Company.

          4.5    Tax Returns and Reports.    A nationally recognized accounting firm shall be retained and have the sole responsibility to prepare and file, at the Company's expense, all United States federal, state and local tax returns required to be filed by or in respect of the Trust. Trustee's only responsibility in regard to the preparation and filing of any tax returns to be filed by the Trust shall be to cooperate with and provide such accounting firm with all information as it shall request from the Trustee, and to execute on behalf of the Trust any tax returns required to be filed. Trustee shall comply with applicable United States federal, state and local withholding and backup withholding tax laws and information reporting requirements with respect to any payments to the Company under this Trust Agreement.

          4.6    Administration.    The Trustee shall also have the following exclusive duties:

            (a)  To maintain bank accounts, brokerage accounts and other custody accounts that receive Trust income and receipts from which Trust expenditures and distributions are disbursed.

            (b)  To maintain evidence of intangible Trust assets.

            (c)  To maintain Trust records.

            (d)  To maintain an office for Trust business.

            (e)  To originate, facilitate and review Trust reports and other Trust communications.

            (f)    To execute documents and authorize Trust account transactions.

            (g)  To retain accountants, attorneys, agents and other advisors in connection with its duties under this Trust Agreement.

            (h)  To file reports and returns on behalf of the Trust with government agencies to the extent required by law and as specifically directed in writing by the Company.

        5.    Dividends and Distributions; Receipt of Other Property.

          5.1    Dividends and Cash Distributions.    The Trustee shall distribute to the Company all cash distributions or dividends received upon the Trust Shares upon receipt. Except as expressly provided in this Trust Agreement, all income of the Trust shall be distributed to the Company no less frequently than annually. For this purpose, the term "income" shall include all items of income, gain, loss, or deduction as those terms are used for federal income tax purposes.

          5.2    Stock.    If at any time during the term of the Trust, the Trustee shall receive, as a dividend or other distribution upon any Trust Shares, any shares of Common Stock or other securities of Liberate, the Trustee shall hold the Common Stock or such securities, which shall be subject to all of the terms and conditions of this Trust Agreement to the same extent as if originally deposited hereunder.

          5.3    Other Property.    If at any time during the term of the Trust the Trustee shall receive or collect any monies through a distribution by Liberate to its stockholders, other than in payment of cash dividends, or shall receive any other property in respect of the Trust Shares, other than shares of Common Stock or other securities of Liberate, through a distribution by Liberate to its stockholders, the Trustee shall distribute the same to the Company. However, (a) if the property is common stock issued in exchange for the Trust Shares in connection with the merger, consolidation, recapitalization or reorganization of Liberate, such common stock shall be held by the Trustee as Trust Shares, and (b) rights issued in connection with any Trust Shares in connection with any stockholder rights plan adopted by the Holding Company shall be held by the Trust so long as the Trust Shares are held by the Trust.

        6.    The Trustee.

          6.1    Qualifications of Trustee.    There shall at all times be a Trustee hereunder with respect to the Trust. The Trustee shall be an institution duly authorized to act as such a trustee in the State of Delaware that, together with its Affiliates, has and maintains a combined capital and surplus of at least $100,000,000. The combined capital and surplus of this Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition published. If at any time the Trustee shall cease to be eligible in accordance with this Section 6.1, it shall resign immediately in the manner and with the effect specified in this Trust Agreement. Under no circumstances may the Company, Management or any Affiliate thereof serve as Trustee.

          6.2    Expenses.    The Company shall reimburse the Trustee for all reasonable out-of-pocket expenses incurred by the Trustee in performance of its duties under this Trust Agreement, including, but not limited to, taxes, fees, commissions and other expenses relating to (i) the issuance of the Trust Shares to the Trust, (ii) the mailing of notices, forms of election and information, (iii) the making of dividend and other distribution payments, (iv) all filings of United States federal, state and local tax returns required to be filed by the Trust, and (v) all other expenses as the Trustee may deem reasonably necessary and proper for administering the Trust and this Trust Agreement (including customary and reasonable fees of legal counsel).

          6.3    Compensation.    The Trustee shall be entitled to a reasonable fee and expenses for its services as Trustee hereunder as provided in a separate fee agreement among the Trustee and the Company.

          6.4    Resignation and Removal of Trustee; Appointment of Successor Trustee.    (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Section 6 shall become effective until the acceptance of appointment by a successor Trustee in accordance with the applicable requirements of Section 6.5.

          (b)  Subject to Section 6.4(a), the Trustee may resign at any time by giving sixty (60) days' advance written notice to the Company. If the instrument of acceptance by the successor Trustee required by Section 6.5 shall not have been delivered to the Trustee within sixty (60) days after the giving of such notice of resignation, the Trustee may petition, at the expense of the Trust, any court of competent jurisdiction for the appointment of a successor Trustee.

          (c)  Solely in the event of Trustee's gross negligence, Trustee may be removed on thirty (30) days' prior written notice at any time by the Company upon notice to the Trustee provided that the Company shall promptly thereafter appoint a successor Trustee pursuant to Section 6.4(d).

          (d)  If the Trustee shall resign or be removed, the Company shall promptly appoint a successor Trustee, and the retiring Trustee shall comply with the applicable requirements of this Section 6. If the Trustee is removed by the Company pursuant to Section 6.4(c), then the successor trustee shall be such trustee as meets the requirements of Section 6.1 and is appointed by the Company in the manner required by Section 6.5. If no successor Trustee shall have been so appointed by the Company and accepted appointment in the manner required by Section 6.5, any stockholder of Liberate may, on such stockholder's own behalf and on behalf of all others similarly situated, petition any court of competent jurisdiction of the State of Delaware for the appointment of a successor Trustee.

          6.5    Acceptance of Appointment by Successor.    (a) In case of the appointment hereunder of a successor Trustee, the successor Trustee so appointed shall execute, acknowledge and deliver to each of the Trust, the retiring Trustee, and the Company, an instrument accepting such appointment and agreeing to serve as successor Trustee in accordance with the terms and conditions of this Trust Agreement, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee. On the request of the Company or the successor Trustee, the retiring Trustee shall, upon payment of its charges, execute and deliver any and all instruments transferring to such successor Trustee all the rights, powers, trusts and duties of the retiring Trustee and all property and money held by the retiring Trustee under this Trust Agreement.

          (b)  Upon request of any such successor Trustee, the retiring Trustee shall execute and deliver any and all instruments as may be necessary in order to best in such successor Trustee all such rights, powers, trusts and duties under this Trust Agreement.

          (c)  No institution shall be appointed as successor Trustee unless at the time of its appointment such institution shall be qualified and eligible under Section 6.1, Section 6.4 and this Section 6.5.

          6.6    Merger, Conversion, Consolidation or Succession to Business.    Any corporation into which the Trustee may be merged or converted or with which it may be consolidated and any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under Sections 6.1, Section 6.4 and Section 6.5, without the execution or filing of any paper or any further act on the part of any of the parties to this Trust Agreement.

          6.7    Collection of Claims by Trust.    (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, rehabilitation, arrangement, adjustment, composition or other similar judicial proceeding relative to the Company, Liberate, or any other Person that affects Trust Shares or any other property of the Trust, the Trustee, irrespective of whether any dividends or distributions on the Trust Shares shall then be due and payable by declaration or otherwise, shall be entitled and empowered, to the fullest extent permitted by law, by intervention in such proceeding or otherwise:

              (i)  to file and prove a claim for the whole amount of any assets of the Trust, including, but not limited to, any dividends or distributions owing and unpaid in respect of the Trust Shares, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, allowed in the judicial proceeding, and

            (ii)  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

  and any custodian, receiver, assignee, trustee, liquidator, sequestration, rehabilitation or other similar official in any such judicial proceeding is hereby authorized to make such payments to the Trustee.

          (b)  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt any plan of reorganization, rehabilitation, arrangement, adjustment or composition affecting the Trust Shares without the express written instruction of the Company.

          6.8    Interests of the Trustee.    The Trustee and any firm, corporation, trust or association of which it may be a member, trustee, stockholder, agent or affiliate may contract with the Company or any affiliate and may be or become pecuniarily interested in any matter to which the Company or any affiliate may be a party or in which it may have an interest, as fully and freely as though the Trustee were not the trustee hereunder.

          6.9    Liability of the Trustee.    (a) The Trustee shall not be liable for any act or omission undertaken in connection with its powers and duties under this Trust Agreement, except for any willful misconduct or gross negligence by the Trustee. If there be more than one trustee at the time of any such willful misconduct or gross negligence, the liability of such trustees shall be joint and several. No Trustee shall be liable for actions or omissions of its predecessor Trustee or any successor Trustee. The Trustee shall not be liable in acting on any notice, request, consent, certificate, instruction, or other paper or document or signature reasonably believed to be genuine and to have been signed by the proper party. The Trustee may consult with legal counsel, chosen with reasonable care, and any act or omission undertaken in good faith in accordance with the opinion of such legal counsel shall not result in any liability of the Trustee.

          (b)  The Company will indemnify and hold harmless each Indemnified Party, without duplication, from and against any and all claims, damages, losses, liability, obligations, actions, suits, costs, disbursements and expenses (including, but not limited to, reasonable fees and expenses of counsel) incurred by any Indemnified Party, in any way relating to or arising out of or in connection with or by reason of any investigation, litigation or proceeding arising out of this Trust Agreement, the Trust Shares, the administration of this Trust Agreement or the action or inaction of the Trustee, except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense results from such Indemnified Party's gross negligence or willful misconduct. The indemnity set forth in this Section 6.9 shall be in addition to any other obligation or liabilities of the Company hereunder or at common law or otherwise and shall survive the termination of this Trust Agreement.

          (c)  Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to take any action in any jurisdiction other than in the State of Delaware if the taking of such action will (i) in its own capacity and not as Trustee, require the consent or approval or authorization or order of or the giving of notice to, or the registration with or the taking of any action in respect of, any state or other governmental authority or agency of any jurisdiction other than the State of Delaware; (ii) in its own capacity and not as Trustee, result in any fee, tax or other governmental charge becoming payable by the Trustee under the laws of any jurisdiction or any political subdivision thereof other than the State of Delaware; or (iii) subject the Trustee to personal jurisdiction in any jurisdiction other than the State of Delaware for causes of action arising from acts unrelated to the consummation of the transactions by the Trustee contemplated hereby.

          6.10    Appointment of Separate or Co-Trustee.    The Trustee, upon the approval of the Company, may and, upon the request of the Company, shall, by an instrument in writing delivered to the Company, appoint a bank or trust company or an individual to act as separate trustee or co-trustee with respect to the Trust Shares (a) in a jurisdiction where the Trustee is disqualified from acting or (b) where taking such action would reasonably result in any of the consequences set forth in Section 6.9(c) (whether in the Trustee's individual capacity or as Trustee), such separate trustee or co-trustee to exercise only such rights and to have only such duties as shall be specified in the instrument of appointment. The Company will pay the reasonable compensation and expenses of any separate trustee or co-trustee and, if requested by the Trustee or such separate trustee or co-trustee, the Company will enter into an amendment to this Trust Agreement, satisfactory in form and substance to the Trustee, such separate trustee or co-trustee and the Company confirming the rights and duties of such separate trustee or co-trustee. Any separate trustee or co-trustee appointed under this Section 6.10 shall satisfy the financial criteria set forth in Section 6.1.

        7.    Grantor Trust.    The parties hereto intend that this Trust be classified as a "grantor trust" for United States federal income tax purposes under Subpart E of Subchapter J of the Internal Revenue Code of 1986, as amended, pursuant to which the Company shall be the owner of the Trust for United States federal income tax purposes, and the Company will include directly in its gross income any income, gain, deduction or loss of the Trust as if the Trust did not exist. By the acceptance of the Trust, neither the Trustee nor the Company shall take any position for United States federal income tax purposes which is contrary to the classification of the Trust as a grantor trust.

        8.    Effective Date and Termination.

          8.1    Effective Date.    This Trust Agreement shall become effective as of the date hereof.

          8.2    Termination.    This Trust shall terminate on the first date after the Trust Effective Date on which the number of Trust Shares, taken together with the shares of Common Stock, if any, owned by the Company, is zero.

          8.3    Company's Right to Purchase Trust Shares.    The Company shall not purchase any of the Trust Shares.

        9.    Amendment

          9.1    Revocation.    It is the intention of the Company that the Trust created hereby shall be irrevocable, notwithstanding any statute or rule of law that may otherwise be to the contrary, and the Company shall have no power to revoke the Trust.

          9.2    Amendments.    Except as provided in Section 9.1, which may not be amended or modified in any respect without the unanimous approval of all stockholders of Liberate voting with respect to the matter, and as provided in Section 9.3, this Trust Agreement may be amended from time to time by the agreement between the Company and the Trustee; provided, however, that no such amendment shall be effective unless such amendment is submitted to the stockholders of Liberate and receives a majority vote of the shares (excluding for this purpose any shares of Common Stock owned by the Company) entitled to vote on the matter.

          9.3    Conditions to Amendment of Agreement.    Notwithstanding any other provisions of the Trust Agreement, the Trustee shall not enter into or consent to any amendment to this Trust Agreement (i) that would cause the Trust to fail or cease to qualify for the exemption from status of an investment company under the 1940 Act or fail or cease to be classified as a grantor trust for United States federal income tax purposes and (ii) unless the Trustee shall have first received an opinion of nationally recognized counsel, which may be counsel to the Company, to the effect that the proposed amendment or the exercise of any power granted to the Trustee in accordance with the amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from the status of being an investment company under the 1940 Act.

        10.    Accounting.    The Trustee shall not have any duty to account for the Trust judicially, contractually or otherwise.

        11.    Miscellaneous.

          11.1    Successors.    This Trust Agreement shall bind and inure to the benefit of each of the parties hereto and each and all of their representatives heirs, executors, administrators, successors and assigns.

          11.2    Notices.    All notices and other communications given or made pursuant to this Trust Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties or Trust Beneficiaries at the following addresses (or at such other address for a party as shall be specified by written notice to other parties which shall be effective upon receipt):

(a)	If to the Trustee:
United States Trust Company of New York 114 West 47th Street New York, New York 10036-1532 Attention: Corporate Trust Division
and
US Trust Company of Delaware 1300 Market Street Suite 605 Wilmington, Delaware 19801 Attention: Corporate Trust Division facsimile number: (302) 428-9615
With a copy to:
Vincent Monte-Sano, Esq. Carter, Ledyard & Milburn 2 Wall Street New York, New York 10005

(d)	If to the Company:
Delphi Asset Management Corporation 6005 Plumas Street, Suite 202 Reno, NV 89509
With copies (which copies not constitute notice) to:
Oracle Corporation 500 Oracle Parkway Mailstop 5 op 7 Redwood City, California 9406 5 Attention: Matthew Ng, Assistant General Counsel
Davis, Polk & Wardwell 450 Lexington Avenue New York, NY 10017 Attention: Daniel Budofsky, Esq.
Richards, Layton & Finger, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19889 Attention: Richard G. Bacon, Esq.

          11.3    Governing Law.    (a) THIS TRUST AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER STATE.

          (b)  In furtherance of the provisions of subparagraph (a), the parties agree that by acceptance of this Trust, Trustee shall be subject to the jurisdiction of the courts of the State of Delaware and Trustee hereby waives any defense relating to venue in Delaware, including, but not limited to, defense of forum non conveniens. For purposes of this Trust Agreement, United States Trust Company of New York hereby appoints US Trust Company of Delaware as agent for service of process upon United States Trust Company of New York.

          11.4    Counterparts.    This Trust Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.5    Entire Agreement.    This Trust Agreement contains the entire agreement between the parties hereto regarding the subject matter of this Trust Agreement. This Trust Agreement supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understanding, whether oral or written, express or implied, with respect to the subject matter, all of which are specifically integrated into this Trust Agreement. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth herein; and the parties hereto further acknowledge and agree that in entering into this Trust Agreement they have not in any way relied and will not rely in any way on any of the foregoing not specifically set forth herein.

DELPHI ASSET MANAGEMENT CORPORATION
By:	/s/ BARBARA R. WALLACE Barbara R. Wallace President, CEO
UNITED STATES TRUST COMPANY OF NEW YORK
By:	/s/ JAMES E. LOGAN James E. Logan Vice President
US TRUST COMPANY OF DELAWARE
By:	/s/ DEBRA W. PATERSON Debra W. Paterson Assistant Vice President

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  EXHIBIT 9.3
TABLE OF CONTENTS
IRREVOCABLE TRUST AGREEMENT